Exhibit 3.10

New Geoscientific Report on LBSR.US: Hay Mountain Project July 2020 Field Mapping Report

Aug 28, 2020
Liberty Star Minerals
LBSR: OTC Markets
http://www.lbsr.us

FOR IMMEDIATE RELEASE

New Geoscientific Report on LBSR.US: Hay Mountain Project July 2020 Field Mapping Report

TUCSON, AZ–(Aug 28, 2020)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCPK: LBSR) is pleased to announce the Company has released a new geoscientific study, Hay Mountain Project July 2020 Field Mapping Report prepared by Geologist Daniel Koning.

The new field mapping report was commissioned by Liberty Star to “identify alteration and veining associated with an inferred porphyry copper system at depth, determine the extent of hydrothermal alteration, and comment on the possible timing of mineralization.” Geologist Koning conducted the mapping from July 14th to August 5th, accompanied by Liberty Star Field Ops Manager Jay Crawford and for 3 days, CEO/President Brett Gross. The 50-page report contains over 50 new maps and sample images. Registration to read the full report is required.

In his Hay Mountain Project July 2020 Field Mapping Report, Koning concludes “Type 1 and type 2 veins are…interpreted as fluid escape structures representing the distal and possibly upper expression of a porphyry system at depth. The overall extent of type 1 and type 2 veining across the property could indicate significant skarn and CRD development at depth.” [page 48] He further finds that his work “correlates with the Cu, Mo, and Au biogeochemical anomalies identified by Dr. Pim van Geffen, and the magnetic and ZTEM anomalies identified by Alan King’s 3D model. Because of this, the center of the inferred porphyry system at Hay Mountain is interpreted to be southwest of the Zebra Hills under post-mineral cover.” [page 48]

States CEO/ President Brett Gross: “While we believe the interpretations presented in this report are complementary with the combined exploration data set developed to date at the Hay Mountain Project, and significantly enhance our understanding of the geological conditions that host our primary target (Target 1), they are nonetheless preliminary in nature, i.e. another step in the continuous process of further elucidating the Project’s geological setting. As such, this report establishes a solid foundation upon which to build a progressively more detailed geological model that will be another invaluable tool to inform decision making during project development.”

The reports by Dr. Pim van Geffen and Alan King Koning refers to, Biogeochemistry of the Hay Mountain Project, Tombstone District, Arizona, and Liberty Star Geophysical Review / Integrated 3-D Model, respectively, and Jean M. Legault’s (Geotech Ltd.) Report on 3D ZTEM™ & 3D Magnetic Inversion Results can also be reviewed after registration on the Liberty Star website, under Geoscientific Reports. Registered viewers can go directly to Login.

2

“Brett I. Gross” Brett I. Gross
CEO/President
Liberty Star Minerals

Visit lbsr.us for more about Liberty Star Minerals & the Hay Mountain Project, including images, maps and technical reports

Forward Looking Statements Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2020, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this update release beyond the published date, or for changes made to this document by wire services or Internet services. Risk factors for our company are set out in our 10-K and other periodic filings with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Follow Liberty Star Minerals on Agoracom, Facebook , LinkedIn & Twitter@LibertyStarLBSR

Contact:
Liberty Star Minerals
Tracy Myers Investor Relations
520-425-1433 info@lbsr.us

Update 212

This entry was posted in News Releases on August 28, 2020.